As filed with the Securities and Exchange Commission on November 13, 2006

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Rainmaker Systems, Inc.

(Exact name of registrant as specified in charter)

Delaware	33-0442860
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

900 East Hamilton Ave Suite 400

Campbell, CA 95008

(408) 626-3800

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Michael Silton

Chief Executive Officer

Rainmaker Systems, Inc.

900 East Hamilton Ave Suite 400

Campbell, CA 95008

(408) 626-3800

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

David Dedyo, Esquire

Paul, Hastings, Janofsky & Walker LLP

Five Palo Alto Square, Sixth Floor

Palo Alto, CA 94306

(650) 320-1800

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement, as determined by the selling stockholders.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
COMMON STOCK, par value $0.001 per share	754,968	$6.80(1)	$5,133,752	$549.31

(1)	Estimated in accordance with Rule 457(c) of the Securities Act solely for the purpose of computing the amount of registration fee based on the average of the high and low prices of the registrant’s Common Stock as reported on the Nasdaq Capital Market on November 8, 2006.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy the securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED November 13, 2006

PROSPECTUS

754,968 Shares

Rainmaker Systems, Inc.

Common Stock

This prospectus relates to resales of up to 754,968 shares of our common stock. The shares of common stock are offered for the account of certain stockholders of Rainmaker who obtained shares in connection with our acquisition of certain assets of ViewCentral, Inc. on September 15, 2006.

The shares of common stock to which this prospectus relates may be sold from time to time by and for the account of the Selling Stockholders named in this prospectus or in supplements to this prospectus. The Selling Stockholders may sell all or a portion of these shares from time to time in market transactions, in negotiated transactions or otherwise. See “Plan of Distribution” on page 10 for additional information on the methods of sale.

We will not receive any of the proceeds from the sale of the shares of common stock offered by the Selling Stockholders.

Our common stock is quoted on the Nasdaq Capital Market under the symbol “RMKR.” On November 8, 2006, the last reported sales price of our common stock on the Nasdaq Capital Market was $6.72 per share.

Investing in these securities involves risks. You should carefully review the information contained in this prospectus under the heading “ Risk Factors” beginning on page 1.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus is             ,     , 2006.

You should rely only upon the information contained in, or incorporated by reference into, this document. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. The common stock to which this prospectus relates is not being offered in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this document is accurate only as of the date on the front cover of this document. Our business, financial condition, results of operations and prospects may have changed since that date.

SUMMARY

This is only a summary and does not contain all of the information that you should consider before investing in our common stock. You should read the entire prospectus carefully, including the “Risk Factors” section as well as the information incorporated by reference into this prospectus under “Where You Can Find More Information.”

The Company

Rainmaker Systems, Inc. and its subsidiaries (“Rainmaker,” “we,” “our,” “us” or “the Company”) is a leading provider of business-to-business sales and marketing services, leveraging integrated telesales, marketing, web technologies, and data analytics to achieve higher revenue for clients. Our core activities include lead qualification and nurturing management, lead generation for product sales, subscription and service contract sales, and contract renewals and warranty extension sales. Our services are available individually or as an integrated solution.

Rainmaker was incorporated in 1991 under the laws of California and was subsequently reincorporated in 1999 under the laws of Delaware. Our principal executive offices are located at 900 East Hamilton Avenue, Suite 400, Campbell, California 95008. Our telephone number is (408) 626-3800. Our website is www.rainmakersystems.com. The information found on our website is not incorporated into or a part of this prospectus.

The Offering

Common stock offered by Selling Stockholders	754,968 shares

Use of proceeds	We will not receive any of the proceeds from the sale of the shares of our common stock by the Selling Stockholders. See “Use of Proceeds” on page 8.

NASDAQ Capital Market Symbol	RMKR

RISK FACTORS

An investment in the securities offered by this prospectus involves a high degree of risk. You should consider carefully the following risk factors in addition to the other information contained in this prospectus, including the information contained in the documents that are or will be incorporated by reference into this prospectus, before making a decision to invest in our common stock.

We have incurred recent losses and may incur losses in the future.

Although we reported net income for the three and nine month period ended September 30, 2006, we incurred a net loss of $5.0 million for the year ended December 31, 2005, a net loss of $4.9 million for the year ended December 31, 2004, and a net loss of $3.1 million for the year ended December 31, 2003. Our accumulated losses through December 31, 2005 were $63.0 million. We may incur losses in the future, depending on the timing of signing of new clients, costs to initiate service for new clients, impact of new and existing clients, our decisions to further invest in our technology or infrastructure, and our ability to continue to increase our operating efficiencies.

We may need to raise additional capital which might not be available or which, if available, could be on terms adverse to our common stockholders.

We anticipate that our existing capital resources and cash flow expected to be generated from future operations will enable us to maintain our current level of operations, our planned operations and our planned capital expenditures for at least the next twelve months. We may also require additional capital for the acquisition of businesses, products and technologies that are complementary to ours. Further, if we issue equity securities to raise capital, the ownership percentage of our stockholders would be reduced, and the new equity securities may have rights, preferences or privileges senior to those existing holders of our common stock.

Because we depend on a small number of clients for a significant portion of our revenue, the loss of a single client could result in a substantial decrease in our revenue.

We enter into contracts with our clients to market and sell our clients’ products and services. As a result, we primarily earn revenue from sales to the client’s customer, not the client itself. We have generated a significant portion of our net revenue from sales to customers of a limited number of clients. During the three and nine months ended September 30, 2006, two customers accounted for more than 10% of our revenue and collectively represented 51% and 49% of our net revenue for the three and nine months ended September 30, 2006, respectively. Our largest client represented 41% and 39% of our net revenue for the respective three and nine month periods. In the three and nine month periods ended September 30, 2005, these same two customers each accounted for more than 10% of our revenue and collectively represented 45% and 48% of our net revenue, respectively.

No individual client’s end-user customer accounted for 10% or more of our revenues in any period presented.

We expect that a small number of clients will continue to account for a significant portion of our revenue for the foreseeable future. The loss of any of our principal clients could cause a significant decrease in our revenue. In addition, our software and technology clients operate in industries that experience consolidation from time to time, which could reduce the number of our existing and potential clients. Any loss of a single significant client may have a material adverse effect on our financial position, cash flows and results of operations. Our contracts generally allow our clients to cancel the agreement with 90 to 180 days notice.

Our revenue will decline if demand for our clients’ products and services decreases.

Our business primarily consists of marketing and selling our clients’ products and services to their customers. In addition, a significant percentage of our revenue is based on a “pay for performance” model in which our revenues are based on the amount of our clients’ products and services that we sell. Accordingly, if a particular client’s products and services fail to appeal to its customers for reasons beyond our control, such as preference for a competing product or service, our revenue from the sale of the client’s products and services may decline. In addition, revenue from our lead generation product offering is predominately based on fixed-fee retainer contracts. Our customers are under no obligation to renew their engagements with us when their contracts come up for renewal from time to time.

Failure by us to achieve and maintain effective internal control over financial reporting in accordance with the rules of the SEC could harm our business and operating results and/or result in a loss of investor confidence in our financial reports, which could in turn have a material adverse effect on our business and stock price.

Under current rules of the SEC, we will be required to document and test our internal control over financial reporting so that our management can certify as to the effectiveness of our internal control over financial reporting and our independent registered public accounting firm can render an opinion on management’s assessment. We are in the process of documenting our internal controls systems to allow management to evaluate and report on, and our independent auditors to audit, our internal controls over financial reporting. Once the documentation is complete, we will be performing the system and process evaluation and testing (and any necessary remediation) required to comply with the management certification and auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002. Based on current SEC rules, we will be required to comply with the management report on internal controls over financial reporting as of December 31, 2007. Since our market capitalization, excluding the holdings of officers, directors and other affiliates, was below $75 million on June 30, 2006, we will be required under currently proposed rules to be compliant with the auditor attestation provisions of Section 404 of the Sarbanes Oxley Act of 2002 by December 31, 2008. However, if our market capitalization, as defined, increases to above $75 million on June 30, 2007, we will be required to be compliant with the auditor attestation provisions of Section 404 of the Sarbanes Oxley Act of 2002 by December 31, 2007. We cannot be certain as to the timing of completion of our evaluation, testing and remediation actions or the impact of the same on our operations. Furthermore, upon completion of this process, we may identify control deficiencies of varying degrees of severity under applicable SEC and Public Company Accounting Oversight Board rules and regulations that remain unremediated. We are required to report, among other things, control deficiencies that constitute a “material weakness” or changes in internal controls that, or that are reasonably likely to, materially affect internal controls over financial reporting. A “material weakness” is a significant deficiency or combination of significant deficiencies that results in more than a remote likelihood that a material misstatement of the annual or interim consolidated financial statements will not be prevented or detected. If we fail to implement the requirements of Section 404 in a timely manner, we might be subject to sanctions or investigation by regulatory authorities such as the SEC. In addition, failure to comply with Section 404 or the report by us of a material weakness may cause investors to lose confidence in our consolidated financial statements, and our stock price may be adversely affected as a result. If we fail to remedy any material weakness, our consolidated financial statements may be inaccurate, we may face restricted access to the capital markets and our stock price may be adversely affected.

Terrorist acts and acts of war may harm our business and revenue, costs and expenses, and financial position.

Terrorist acts or acts of war may cause damage to our employees, facilities, clients, our clients’ customers, and vendors, which could significantly impact our revenues, costs and expenses and financial position. The potential for future terrorist attacks, the national and international responses to terrorist attacks or perceived threats to national security, and other acts of war or hostility have created many economic and political uncertainties that could adversely affect our business and results of operations in ways that cannot be presently predicted. We are predominantly uninsured for losses and interruptions caused by terrorist acts and acts of war.

Our quarterly operating results may fluctuate, and if we do not meet market expectations, our stock price could decline.

We believe that quarter-to-quarter comparisons of our operating results are not a good indication of future performance. Although our operating results have generally improved from quarter to quarter, our future operating results may not follow past trends in every quarter, even if they continue to improve overall. In any future quarter, our operating results may be below the expectation of public market analysts and investors.

Factors which may cause our future operating results to be below expectations include:

•	the growth of the market for outsourced sales and marketing solutions;

•	the demand for and acceptance of our services;

•	the demand for our clients’ products and services;

•	the length of the sales and integration cycle for our new clients;

•	our ability to expand relationships with existing clients;

•	our ability to develop and implement additional services, products and technologies;

•	our ability to execute on pay for performance contract arrangements;

•	the success of our direct sales force;

•	our ability to retain existing clients; and

•	our ability to integrate acquisitions.

The length and unpredictability of the sales and integration cycles for our full solution service offering could cause delays in our revenue growth.

Selection of our services often entails an extended decision-making process on the part of prospective clients. We often must provide a significant level of education regarding the use and benefit of our services, which may delay the evaluation and acceptance process. The selling cycle can extend to approximately nine to twelve months or longer between initial client contact and signing of a contract for our services. Additionally, once our services are selected, the integration of our services often can be a lengthy process, which further impacts the timing of revenue. Because we are unable to control many of the factors that will influence our clients’ buying decisions or the integration of our services, the length and unpredictability of the sales and integration cycles make it difficult for us to forecast the growth and timing of our revenue.

If we are unable to attract and retain highly qualified management, sales and technical personnel, the quality of our services may decline, and our ability to execute our growth strategies may be harmed.

Our success depends to a significant extent upon the contributions of our executive officers and key sales and technical personnel and our ability to attract and retain highly qualified sales, technical and managerial personnel. Competition for personnel is intense as these personnel are limited in supply. We have at times experienced difficulty in recruiting qualified personnel, and there can be no assurance that we will not experience difficulties in the future. Any difficulties could limit our future growth. The loss of certain key personnel, particularly Michael Silton, our chief executive officer, and Steve Valenzuela, our chief financial officer, could seriously harm our business. We have obtained a life insurance policy in the amount of $6.3 million on Michael Silton.

We have strong competitors and may not be able to compete effectively against them.

Competition in CRM services is intense, and we expect such competition to increase in the future. Our competitors include system integrators, ecommerce solutions providers, and other outsource providers of different components of customer interaction management. We also face competition from internal marketing departments of current and potential clients. Additionally, we may face competition from outsource providers with substantial offshore facilities which may enable them to compete aggressively with similar service offerings at a substantially lower price. Many of our existing or potential competitors have greater name recognition, longer operating histories, and significantly greater financial, technical and marketing resources, which could further impact our ability to address competitive pressures. Should competitive factors require us to increase spending for, and investment in, client acquisition and retention or for the development of new services, our expenses could increase disproportionately to our revenues. Competitive pressures may also necessitate price reductions and other actions that would likely affect our business adversely. Additionally, there can be no assurances that we will have the resources to maintain a higher level of spending to address changes in the competitive landscape. Failure to maintain or to produce revenue proportionate to any increase in expenses would have a negative impact on our financial results.

The demand for outsourced sales and marketing services is highly uncertain.

Demand and acceptance of our sales and marketing services is dependent upon companies’ willingness to outsource these processes. It is possible that these outsourced solutions may never achieve broad market acceptance. If the market for our services does not grow or grows more slowly than we currently anticipate, our business, financial condition and operating results may be materially adversely affected.

Our success depends on our ability to successfully manage growth.

Any future growth will place additional demands on our managerial, administrative, operational and financial resources. We will need to improve our operational, financial and managerial controls and information systems and procedures and will need to train and manage our overall work force. If we are unable to manage additional growth effectively, our business will be harmed.

Our business strategy may ultimately include expansion into foreign markets, which would require increased expenditures, and if our international operations are not successfully implemented, they may not result in increased revenue or growth of our business.

Our long-term growth strategy may include expansion into international markets. As a result, we may need to establish international operations, hire additional personnel and establish relationships with additional clients and customers in those markets. This expansion may require significant financial resources and management attention and could have a negative effect on our earnings. In addition, we may be exposed to political risks associated with operating in foreign markets. We cannot assure you that we will be successful in creating international demand for our CRM services or that we will be able to effectively sell our clients’ products and services in international markets.

Any business combinations in which we participate could result in dilution, unfavorable accounting charges and difficulties in successfully managing our business.

As part of our business strategy, we review from time to time business combination prospects (which may include asset acquisitions) that would complement our existing business or enhance our technological capabilities, such as our acquisition of Sunset Direct and our acquisition of assets from Launch Project, Metrics Corp and ViewCentral. Future business combinations by us could result in potentially dilutive issuances of equity securities, large and immediate write-offs, the incurrence of debt and contingent liabilities or amortization expenses related to goodwill and other intangible assets, any of which could cause our financial performance to suffer. Furthermore, business combinations entail numerous risks and uncertainties, including:

•	difficulties in the assimilation of operations, personnel, technologies, products and the information systems of the combined companies;

•	diversion of management’s attention from other business concerns;

•	risks of entering geographic and business markets in which we have no or limited prior experience; and

•	potential loss of key employees of acquired organizations.

We cannot be certain that we would be able to successfully integrate any businesses, products, technologies or personnel that might be acquired in the future, and our failure to do so could limit our future growth. Although we do not currently have any agreement with respect to any material business combinations, we may enter into business combinations with complementary businesses, products or technologies in the future. However, we may not be able to locate suitable business combination opportunities.

We rely heavily on our communications infrastructure, and the failure to invest in or the loss of these systems could disrupt the operation and growth of our business and result in the loss of clients or our clients’ customers.

Our success is dependent in large part on our continued investment in sophisticated computer, Internet and telecommunications systems. We have invested significantly in technology and anticipate that it will be necessary to continue to do so in the future to remain competitive. These technologies are evolving rapidly and are characterized by short product life cycles, which require us to anticipate technological developments. We may be unsuccessful in anticipating, managing, adopting and integrating technological changes on a timely basis, or we may not have the capital resources available to invest in new technologies. Temporary or permanent loss of these systems could limit our ability to conduct our business and result in lost revenue.

We have made significant investments in technology systems that operate our business operations. Such assets are subject to reviews for impairment in the event they are not fully utilized

We have made technology and system improvements and capitalized those costs while the technology was being developed. During the nine months ended September 30, 2006, we deployed our new order entry system for use on one of our clients which we had developed over an 18 month period. We invested $3.2 million in this system and expect to use it as our order entry platform for all of our service sales clients. If unforeseen events or circumstances prohibit us from using this system with all clients, we may be forced to impair some or all of this asset.

If we are unable to safeguard our networks and clients’ data, our clients may not use our services and our business may be harmed.

Our networks may be vulnerable to unauthorized access, computer hacking, computer viruses and other security problems. A user who circumvents security measures could misappropriate proprietary information or cause interruptions or malfunctions in our operations. We may be required to expend significant resources to protect against the threat of security breaches or to alleviate problems caused by any breaches. Although we intend to continue to implement industry-standard security measures, these measures may be inadequate.

Damage to our facilities may disable our operations.

We have taken precautions to protect ourselves from events that could interrupt our services, such as off-site storage of computer backup data and a backup power source, but there can be no assurance that an earthquake, fire, flood or other disaster affecting any of our facilities would not disable these operations. In February 2005, we acquired Sunset Direct that has its primary facility located in Austin, Texas. We believe our combined operational facilities would help to minimize but not eliminate disruptions to the operations of the Company in the event of a business interruption in any one of our facilities on a short-term basis. In the event of the loss of a facility in either Campbell or Austin, our business would be impacted until such time as we were able to transfer operations to the sister facility. While we maintain insurance coverage for business interruptions, such coverage does not extend to losses caused by earthquake and such coverage may not be sufficient to cover all possible losses.

If we fail to adequately protect our intellectual property or face a claim of intellectual property infringement by a third party, we may lose our intellectual property rights and be liable for significant damages.

We cannot guarantee that the steps we have taken to protect our proprietary rights will be adequate to deter misappropriation of our intellectual property. In addition, we may not be able to detect unauthorized use of our intellectual property and take appropriate steps to enforce our rights. If third parties infringe or misappropriate our trade secrets, copyrights, trademarks, service marks, trade names or other proprietary information, our business could be seriously harmed. In addition, although we believe that our proprietary rights do not infringe the intellectual property rights of others, other parties may assert infringement claims against us that we violated their intellectual property rights. These claims, even if not true, could result in significant legal and other costs and may be a distraction to management. In addition, protection of intellectual property in many foreign countries is weaker and less reliable than in the United States, so if our business expands into foreign countries, risks associated with protecting our intellectual property will increase. We have applied to register the RAINMAKER SYSTEMS, RAINMAKER (and Design), CONTRACT RENEWALS PLUS, and EDUCATION SALES PLUS services marks in the United States and certain foreign countries, and have received registrations for the RAINMAKER SYSTEMS service mark in the United States, Canada, Australia, the European Community, Switzerland, Norway and New Zealand, the RAINMAKER (and Design) mark in the United States and the European Community, the CONTRACTS RENEWALS PLUS mark in the United States and Switzerland, and the EDUCATION SALES PLUS mark in the United States and Switzerland.

Increased government regulation of the Internet could decrease the demand for our services and increase our cost of doing business.

The increasing popularity and use of the Internet and online services may lead to the adoption of new laws and regulations in the U.S. or elsewhere covering issues such as online privacy, copyright and trademark, sales taxes and fair business practices or which require qualification to do business as a foreign corporation in certain jurisdictions. Increased government regulation, or the application of existing laws to online activities, could inhibit Internet growth. A number of government authorities are increasingly focusing on online privacy issues and the use of personal information. Our business could be adversely affected if new regulations regarding the use of personal information are introduced or if government authorities choose to investigate our privacy practices. In addition, the European Union has adopted directives addressing data privacy that may limit the collection and use of some information regarding Internet users. Such directives may limit our ability to target our clients’ customers or collect and use information. A decline in the growth of the Internet could decrease demand for our services and increase our cost of doing business and otherwise harm our business.

We are subject to government regulation of direct marketing, which could restrict the operation and growth of our business.

The Federal Trade Commission’s (“FTC’s”) telemarketing sales rules prohibit misrepresentations of the cost, terms, restrictions, performance or duration of products or services offered by telephone solicitation and specifically addresses other perceived telemarketing abuses in the offering of prizes. Additionally, the FTC’s rules limit the hours during which telemarketers may call consumers. The Federal Telephone Consumer Protection Act of 1991 contains other restrictions on facsimile transmissions and on telemarketers, including a prohibition on the use of automated telephone dialing equipment to call certain telephone numbers. A number of states also regulate telemarketing and some states have enacted restrictions similar to these federal laws. In addition, a number of states regulate email and facsimile transmissions. The failure to comply with applicable statutes and regulations could result in penalties. There can be no assurance that additional federal or state legislation, or changes in regulatory implementation, or judicial interpretation of existing or future laws would not limit our activities in the future or significantly increase the cost of regulatory compliance.

Our directors, executive officers and their affiliates own a significant percentage of our stock and can significantly influence all matters requiring stockholder approval.

Our directors, executive officers and entities affiliated with them together beneficially control approximately 9.3% of our outstanding shares (based on the number of shares outstanding as of September 30, 2006). As a result, any significant combination of those stockholders, acting together, may have the ability to disproportionately influence all matters requiring stockholder approval, including the election of all directors, and any merger, consolidation or sale of all or substantially all of our assets. Accordingly, such concentration of ownership may have the effect of delaying, deferring or preventing a change in control of Rainmaker, which, in turn, could depress the market price of our common stock.

Our charter documents and Delaware law contain anti-takeover provisions that could deter takeover attempts, even if a transaction would be beneficial to our stockholders.

The provisions of Delaware law and of our certificate of incorporation and bylaws could make it difficult for a third party to acquire us, even though an acquisition might be beneficial to our stockholders. Our certificate of incorporation provides our board of directors the authority, without stockholder action, to issue up to 5,000,000 shares of preferred stock in one or more series. Our board determines when we will issue preferred stock, and the rights, preferences and privileges of any preferred stock. In addition, our bylaws establish an advance notice procedure for stockholder proposals and for nominating candidates for election as directors. Delaware corporate law also contains provisions that can affect the ability to take over a company.

Our stock price may be volatile resulting in potential litigation.

If our stock price is volatile, we could face securities class action litigation. In the past, following periods of volatility in the market price of their stock, many companies have been the subjects of securities class action litigation. If we were sued in a securities class action, it could result in substantial costs and a diversion of management’s attention and resources and could cause our stock price to fall. The trading price of our common stock could fluctuate widely due to:

•	quarter to quarter variations in results of operations;

•	loss of a major client;

•	announcements of technological innovations by us or our competitors;

•	changes in, or our failure to meet, the expectations of securities analysts;

•	new products or services offered by us or our competitors;

•	changes in market valuations of similar companies;

•	announcements of strategic relationships or acquisitions by us or our competitors;

•	other events or factors that may be beyond our control; or

•	if we raise additional cash, this would likely be highly dilutive to investors and our stock price may decline.

In addition, the securities markets in general have experienced extreme price and trading volume volatility in the past. The trading prices of securities of many business process outsourcing companies have fluctuated broadly, often for reasons unrelated to the operating performance of the specific companies. These general market and industry factors may adversely affect the trading price of our common stock, regardless of our actual operating performance.

We may have difficulty obtaining director and officer liability insurance in acceptable amounts for acceptable rates.

Like most other public companies, we carry insurance protecting our officers and directors and us against claims relating to the conduct of our business. This insurance covers, among other things, the costs incurred by companies and their management to defend against and resolve claims relating to management conduct and results of operations, such as securities class action claims. These claims typically are extremely expensive to defend against and resolve. Hence, as is customary, we purchase and maintain insurance to cover some of these costs. We pay significant premiums to acquire and maintain this insurance, which is provided by third-party insurers. Since 1999, the premiums we have paid for this insurance have increased substantially. One consequence of the recent economic climate and decline in stock prices has been a substantial general increase in the number of securities class actions and similar claims brought against public corporations and their management. Many, if not all, of these actions and claims are, and will likely continue to be, at least partially insured by third-party insurers. Consequently, insurers providing director and officer liability insurance have in recent periods sharply increased the premiums they charge for this insurance, raised retentions (that is, the amount of liability that a company is required to itself pay to defend and resolve a claim before any applicable insurance is provided), and limited the amount of insurance they will provide. Moreover, insurers typically provide only one-year policies. We have recently renewed our director and officer insurance for a one-year term, beginning November 2006. We cannot assure that we will be able to obtain sufficient director and officer liability insurance coverage at acceptable rates and with acceptable deductibles and other limitations. Failure to obtain such insurance could materially harm our financial condition in the event that we are required to defend against and resolve any future securities class actions or other claims made against us or our management. Further, the inability to obtain such insurance in adequate amounts may impair our future ability to retain and recruit qualified officers and directors.

Our business may be subject to additional obligations to collect and remit sales tax and, any successful action by state authorities to collect additional sales tax could adversely harm our business.

We file sales tax returns in certain states within the United States as required by law and certain client contracts for a portion of the outsourced sales and marketing services that we provide. We do not collect sales or other similar taxes in other states and many of the states do not apply sales or similar taxes to the vast majority of the services that we provide. However, one or more states could seek to impose additional sales or use tax collection and record-keeping obligations on us. Any successful action by state authorities to compel us to collect and remit sales tax, either retroactively, prospectively or both, could adversely affect our results of operations and business.

If we fail to meet the NASDAQ Capital Market listing requirements, our common stock will be delisted.

Our common stock is currently listed on the NASDAQ Capital Market. NASDAQ has requirements that a company must meet in order to remain listed on the NASDAQ Capital Market. If we experience losses from our operations, or are unable to raise additional funds or our stock price does not meet minimum standards, we may not be able to maintain the standards for continued listing on the NASDAQ Capital Market, which include, among other things, that our stock maintain a minimum closing bid price of at least $1.00 per share (subject to applicable grace and cure periods). If as a result of the application of such listing requirements our common stock is delisted from the NASDAQ Capital Market, our stock would become harder to buy and sell. Consequently, if we were removed from the NASDAQ Capital Market, the ability or willingness of broker-dealers to sell or make a market in our common stock might decline. As a result, the ability to resell shares of our common stock could be adversely affected.

Shares eligible for sale in the future could negatively affect our stock price.

The market price of our common stock could decline as a result of sales of a large number of shares of our common stock or the perception that these sales could occur. This might also make it more difficult for us to raise funds through the issuance of securities. As of October 27, 2006, we had 14,619,000 outstanding shares of common stock. This amount includes shares issued under the Asset Purchase Agreements we entered into on September 15, 2006 and May 12, 2006, as described below. As of September 30, 2006, there were an aggregate of 2,611,973 shares of common stock issuable upon exercise of outstanding stock options and warrants, including 1,495,522 issuable upon exercise of options outstanding under our option plan and 1,116,451 shares of common stock issuable upon exercise of the outstanding warrants issued to the investors in our private placement transactions completed on February 7, 2006, June 15, 2005 and February 20, 2004. Under our existing stock option plan and employee stock purchase plan, we may issue up to an additional 1,163,470 shares and 445,554 shares of our common stock, respectively, subject to the terms and conditions of such plans. We may issue and/or register additional shares, options, or warrants in the future in connection with acquisitions, compensation or otherwise. We have not entered into any definitive agreements regarding any future acquisitions and cannot ensure that we will be able to identify or complete any acquisition in the future.

On September 15, 2006, we closed an Asset Purchase Agreement with ViewCentral, Inc., a California corporation (“ViewCentral”), and Dan Tompkins as representative of certain shareholders of ViewCentral. Under the terms of the Asset Purchase Agreement, we issued 754,968 shares of common stock representing approximately 5.5% of Rainmakers 13,845,000 common shares outstanding as of August 31, 2006 and assumed certain liabilities of ViewCentral under its customer contracts, purchase orders and office lease in exchange for substantially all of ViewCentrals assets. Such shares are initially subject to a contractual prohibition of sale that will be removed as follows: 50% of such shares will be available for public sale commencing 181 days after the closing and the remaining 50% of such shares will be available for public sale commencing 366 days from the closing. In addition, approximately 20% of the shares of common stock consideration were placed in escrow to secure certain indemnity obligations under the Purchase Agreement and will not be release until twelve months after the closing, subject to adjustment.

On May 16, 2006, we announced that we had entered into and closed an Asset Purchase Agreement with Business Telemetry, Inc. (d/b/a Metrics Corporation), a California corporation (“Metrics”), and Kenneth S. Forbes, III, as representative of the shareholders of Metrics. We issued 158,480 shares of common stock in exchange for certain assets of Metrics. Such shares are initially subject to a contractual prohibition of sale that will be removed as follows: 39,620 of such shares became available for public sale commencing 91 days after the closing; an additional 39,620 of such shares will be available for public sale commencing 181 days from the closing; an additional 39,620 of such shares will be available for public sale commencing 281 days from the closing; and the remaining 39,620 of such shares will be available for public sale commencing 366 days from the closing. In addition, 31,696 shares of the common stock consideration have been placed in escrow to secure certain indemnity obligations under the Purchase Agreement and will not be released until twelve months after the closing, subject to adjustment.

The securities issued pursuant to each of the aforementioned Asset Purchase Agreements were not registered under the Securities Act of 1933, as amended (the “Securities Act”), or the securities laws of certain states, in reliance on the exemptions provided by Section 4(2) of the Securities Act and Regulation D promulgated there under and in reliance on similar exemptions under applicable state laws. Under the Metrics Asset Purchase Agreement, the Company granted certain registration rights to each of the Metrics shareholders pursuant to which the Company filed a registration statement on Form S-3 that became effective on July 28, 2006, with respect to the common stock issued under the Asset Purchase Agreement for Metrics. Under the ViewCentral Asset Purchase Agreement, Rainmaker has agreed to use commercially reasonable efforts to file a registration statement with the Securities and Exchange Commission by November 14, 2006 for the shares issued in conjunction with the purchase of the ViewCentral assets.

On February 7, 2006, the Company entered into two Securities Purchase Agreements with certain new and existing investors. Pursuant to the Securities Purchase Agreements, the Company issued a total of 2,000,000 shares of the Company’s common stock at a price of $3.00 per share for gross proceeds of $6.0 million and issued warrants to the investors to purchase an additional 799,999 shares of common stock of the Company at an exercise price of $4.28 per share. The securities issued pursuant to the Securities Purchase Agreements were not registered under the Securities Act of 1933, as amended (the “Securities Act”), or the securities laws of certain states, in reliance on the exemptions provided by Section 4(2) of the Securities Act and Regulation D promulgated thereunder and in reliance on similar exemptions under applicable state laws. Under the Securities Purchase Agreements, the Company also granted certain registration rights to each of the investors pursuant to which the Company filed a registration statement on Form S-3 that became effective on March 21, 2006, with respect to the common stock issued under the Securities Purchase Agreements and the common stock issuable upon conversion of the related warrants.

USE OF PROCEEDS

The Selling Stockholders will receive all proceeds from the sale of the shares of common stock offered by this prospectus. We will not receive any proceeds from the sale of the shares of common stock offered by this prospectus.

ISSUANCE OF COMMON STOCK TO SELLING STOCKHOLDERS

On September 15, 2006, we entered into and closed an Asset Purchase Agreement (the “Purchase Agreement”) with ViewCentral, Inc. (“ViewCentral”), and Dan Tompkins, as representative of certain shareholders of ViewCentral. Under the terms of the Purchase Agreement, we issued 754,968 shares of common stock and assumed certain liabilities of ViewCentral under its customer contracts, purchase orders and office lease in exchange for substantially all of ViewCentrals assets. Approximately 20% of the shares of the common stock consideration were placed in escrow to secure certain indemnity obligations under the Purchase Agreement and will not be released until twelve months after the closing, subject to adjustment.

SELLING STOCKHOLDERS

We are registering the shares to permit the Selling Stockholders and their pledgees, donees, transferees and other successors-in-interest that receive their shares from the Selling Stockholders as a gift, partnership distribution or other non-sale related transfer after the date of this prospectus to resell the shares when and as they deem appropriate. The following table sets forth:

•	the name of each Selling Stockholder,

•	the number and percent of shares of our common stock that each Selling Stockholder beneficially owned prior to the offering for resale of the shares under this prospectus, including warrants to purchase common shares and options to purchase common shares that are exercisable within 60 days of the date of this prospectus,

•	the number of shares of our common stock that may be offered for resale for the account of each Selling Stockholder under this prospectus, and

•	the number and percent of shares of our common stock to be beneficially owned by each Selling Stockholder after the offering of the resale shares (assuming all of the offered resale shares are sold by each Selling Stockholder).

The number of shares in the column “Number of Shares Being Offered” represents all of the shares that each Selling Stockholder may offer under this prospectus. Except for the contractual prohibition of sale included in the Purchase Agreement, we do not know how long each Selling Stockholder will hold the shares before selling them or how many shares they will sell and we currently have no agreements, arrangements or understandings with the stockholders regarding the sale of any of the resale shares. The shares offered by this prospectus may be offered from time to time by each Selling Stockholder listed below.

This table is prepared solely based on information supplied to us by the listed Selling Stockholder, any Schedules 13D or 13G and Forms 3 and 4, and other public documents filed with the SEC, and assumes the sale of all of the resale shares. The applicable percentages of beneficial ownership are based on an aggregate of 14,619,407 shares of our common stock issued and outstanding on October 27, 2006, adjusted as may be required by rules promulgated by the SEC.

Selling Stockholder	Shares Beneficially Owned Prior to Offering		Number of Shares Being Offered	Shares Beneficially Owned After Offering
	Number	Percent		Number	Percent
Artemis Ventures Fund L.P.	51,869	*	51,869	0	0
Aspen Ventures III. L.P.	127,525	*	127,525	0	0
Novus Annex Fund, L.P.	13,385	*	13,385	0	0
Novus Ventures, L.P.	33,391	*	33,391	0	0
Novus Ventures II, L.P.	501,297	3.4%	501,297	0	0
Terence Lyndon	11,124	*	11,124	0	0
Greg McLemore	7,107	*	7,107	0	0
Brigitte Wilson	9,270	*	9,270	0	0

*	Less than 1%.

Relationship of Selling Stockholders to the Company

None of the Selling Stockholders have a material relationship with us, except as follows: Terence Lyndon, Greg McLemore and Brigitte Wilson became employees of Rainmaker on September 15, 2006, following the closing of the ViewCentral Purchase Agreement.

PLAN OF DISTRIBUTION

We will not receive any proceeds from the sale of the shares of common stock offered by this prospectus.

The Selling Stockholders and any of their pledgees, donees, transferees, assignees and successors-in-interest may, from time to time, sell any or all of their shares of Common Stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. The Selling Stockholders may use any one or more of the following methods when selling shares:

•	ordinary brokerage transactions and transactions in which the broker dealer solicits purchasers;

•	block trades in which the broker dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker dealer as principal and resale by the broker dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	to cover short sales made after the date that this Registration Statement is declared effective by the Commission;

•	broker dealers may agree with the Selling Stockholders to sell a specified number of such shares at a stipulated price per share;

•	a combination of any such methods of sale; and

•	any other method permitted pursuant to applicable law.

The Selling Stockholders may also sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus.

Broker dealers engaged by the Selling Stockholders may arrange for other brokers dealers to participate in sales. Broker dealers may receive commissions or discounts from the Selling Stockholders (or, if any broker dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. The Selling Stockholders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved.

The Selling Stockholders may from time to time pledge or grant a security interest in some or all of the Shares owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell shares of Common Stock from time to time under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act of 1933 amending the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus.

Upon the Company being notified in writing by a Selling Stockholder that any material arrangement has been entered into with a broker-dealer for the sale of Common Stock through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, a supplement to this prospectus will be filed, if required, pursuant to Rule 424(b) under the Securities Act, disclosing (i) the name of each such Selling Stockholder and of the participating broker-dealer(s), (ii) the number of shares involved, (iii) the price at which such shares of Common Stock were sold, (iv)the commissions paid or discounts or concessions allowed to such broker-dealer(s), where applicable, (v) that such broker-dealer(s) did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus, and (vi) other facts material to the transaction. In addition, upon the Company being notified in writing by a Selling Stockholder that a donee or pledge intends to sell more than 500 shares of Common Stock, a supplement to this prospectus will be filed if then required in accordance with applicable securities law.

The Selling Stockholders also may transfer the shares of Common Stock in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

The Selling Stockholders and any broker-dealers or agents that are involved in selling the shares may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Discounts, concessions, commissions and similar selling expenses, if any, that can be attributed to the sale of Securities will be paid by the Selling Stockholder and/or the purchasers. Each Selling Stockholder has represented and warranted to the Company that it acquired the securities subject to this registration statement in the ordinary course of such Selling Stockholder’s business and, at the time of its purchase of such securities such Selling Stockholder had no agreements or understandings, directly or indirectly, with any person to distribute any such securities.

The Company has advised each Selling Stockholder that it may not use shares registered on this Registration Statement to cover short sales of Common Stock made prior to the date on which this Registration Statement shall have been declared effective by the Commission. If a Selling Stockholder uses this prospectus for any sale of the Common Stock, it will be subject to the prospectus delivery requirements of the Securities Act. The Selling Stockholders will be responsible to comply with the applicable provisions of the Securities Act and Exchange Act, and the rules and regulations thereunder promulgated, including, without limitation, Regulation M, as applicable to such Selling Stockholders in connection with resales of their respective shares under this Registration Statement.

The Company is required to pay all fees and expenses incident to the registration of the shares, but the Company will not receive any proceeds from the sale of the Common Stock. The Company has agreed to indemnify the Selling Stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act. If the Selling Stockholders use this prospectus for any sale of the Common Stock, they will be subject to the prospectus delivery requirements of the Securities Act.

LEGAL MATTERS

The validity of the securities offered hereby will be passed upon for us by Paul, Hastings, Janofsky & Walker LLP, Palo Alto, California.

EXPERTS

The 2005 and 2004 consolidated financial statements and schedule incorporated by reference in this prospectus have been audited by BDO Seidman, LLP, an independent registered public accounting firm, to the extent and for the periods set forth in their reports incorporated herein by reference, and are incorporated herein in reliance upon such reports given upon the authority of said firm as experts in auditing and accounting.

Ernst & Young LLP, independent registered public accounting firm, has audited our financial statements and schedule as of and for the period ending December 31, 2003 included in our Annual Report on Form 10-K for the year ended December 31, 2005, as set forth in their report, which is incorporated by reference in this prospectus and elsewhere in the registration statement. Our financial statements and schedule are incorporated by reference in reliance on Ernst & Young LLP’s report, given on their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and special reports, proxy statements and other information with the SEC. Our filings are available to the public over the Internet at the SEC’s web site at http://www.sec.gov. Copies of the reports, proxy and information statements and other information may also be examined without charge at the Public Reference Section of the SEC, 450 Fifth Street, N.W. Washington, D.C. 20549. Copies of all or a portion of such materials can be obtained from the Public Reference Section of the SEC upon payment of prescribed fees. Please call the SEC at 1-800-SEC-0330 for further information about the Public Reference Room.

We also make available free of charge through our internet website at http://www.rainmakersystems.com our annual report on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 as soon as reasonably practicable after we electronically file such material with or furnish it to the SEC. The information contained on our website is not incorporated by reference into this prospectus and does not constitute a part of this prospectus.

We will provide you with a copy of any or all of the information that has been incorporated by reference into this prospectus but not delivered with this prospectus at no cost to you upon written or oral request to:

Rainmaker Systems, Inc.

900 East Hamilton Avenue, Suite 400

Campbell, CA 95008

Attention: Steve Valenzuela

Chief Financial Officer

Telephone: (408) 626-3800

Incorporation by Reference

The SEC allows us to “incorporate by reference” the information we file with it, which means that we can disclose important business, financial and other information to you in this prospectus by referring you to the documents publicly filed with the SEC containing this information. The information incorporated by reference is deemed to be a part of this prospectus. We incorporate by reference into this prospectus our documents listed below and any documents we file subsequently with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until the transactions contemplated by this prospectus are completed (which filed documents do not include any portion thereof not deemed to be “Filed” for purposes of Section 18 of the Exchange Act or otherwise subject to the liabilities of that Section):

•	Our Annual Report on Form 10-K for the fiscal year ended December 31, 2005 filed with the SEC on March 10, 2006.

•	Our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2006, June 30, 2006 and September 20, 2006 were filed with the SEC on May 11, 2006, August 10, 2006 and November 13, 2006 respectively; and

•	Our Current Reports on Form 8-K, filed with the SEC on February 10, 2006, February 14, 2006, March 13, 2006, March 30, 2006, April 26, 2006, May 16, 2006, July 10, 2006, August 2, 2006, September 9, 2006, September 19, 2006 and November 1, 2006.

The reports and other documents that we file after the date of this prospectus will update, supplement and supersede the information in this prospectus. All documents that we file after the date of this prospectus pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, prior to the termination of the offering, shall be deemed incorporated by reference into this prospectus.

You should rely only on the information incorporated by reference or provided in this prospectus or any prospectus supplement. We have not authorized anyone else to provide you with different information. You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front page of those documents.

FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements. These statements relate to future events or our future financial performance. In some cases, you can identify forward-looking statements by terminology such as “may”, “will”, “should,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “potential” or “continue” or the negative of such terms or other comparable terminology. These statements are only predictions and involve known and unknown risks, uncertainties and other factors, including the risks outlined under “Risk Factors”, that may cause our, or our industry’s, actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activities, performance or achievements expressed or implied by such forward-looking statements.

Among the important factors which could cause actual results to differ materially from those in the forward-looking statements are general market conditions, unfavorable economic conditions, our ability to integrate acquisitions ) and expand our call center without disruption to our business, our ability to execute our business strategy, the effectiveness of our sales team and approach, our ability to target, analyze and forecast the revenue to be derived from a client and the costs associated with providing services to that client, the date during the course of a calendar year that a new client is acquired, the length of the integration cycle for new clients and the timing of revenues and costs associated therewith, our client concentration given that the Company is currently dependent on a few large client relationships, potential competition in the marketplace, the ability to retain and attract employees, market acceptance of our service programs and pricing options, our ability to maintain our existing technology platform and to deploy new technology, our ability to sign new clients and control expenses, the possibility of the discontinuation of some client relationships, the financial condition of our clients’ business, our ability to raise additional equity or debt financing and other factors detailed in the Company’s filings with the Securities and Exchange Commission.

Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. Moreover, neither we nor any other person assumes responsibility for the accuracy and completeness of such statements. We assume no obligation to update such forward-looking statements publicly for any reason even if new information becomes available in the future.

Disclosure of Commission Position on Indemnification for Securities Act Liabilities

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution.

The following table sets forth an estimate of the costs and expenses payable by Rainmaker in connection with the offerings described in this registration statement. All of the amounts shown are estimates except the Securities and Exchange Commission registration fee.

Securities and Exchange Commission registration fee	$99
Business advisory fee	100,000
Legal fees and other expenses	60,000
Printing fees and other expenses	10,000
Accounting fees and expenses	40,000

Total	$210,099

No portion of the above expenses will be paid by the Selling Stockholders.

Item 15. Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law (“Section 145”) permits indemnification of directors, officers, agents and controlling persons of a corporation under certain conditions and subject to certain limitations. Article 7 of Rainmaker’s By-Laws provides for the indemnification of directors, officers, employees and agents of Rainmaker to the maximum extent permitted by the Delaware General Corporation Law. Section 145 empowers a corporation to indemnify any person who was or is party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was a director, officer or agent of the corporation or another enterprise if serving at the request of the corporation. Depending on the character of the proceeding, a corporation may indemnify against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding if the person indemnified acted in good faith and in respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. In the case of an action by or in the right of the corporation, no indemnification may be made with respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine that despite the adjudication of liability such person is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper. Section 145 further provides that to the extent a director, officer, employee or agent of a corporation has been successful in the defense of any action, suit or proceeding referred to above or in the defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by him in connection therewith. Rainmaker’s By-laws permit it to purchase insurance on behalf of such person against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not Rainmaker would have the power to indemnify him against such liability under the foregoing provision of the By-laws.

Item 16. List of Exhibits.

The Exhibit Index immediately preceding the exhibits is incorporated herein by reference.

Item 17. Undertakings.

The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) (§230.424(b) of this chapter) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (1)(i), (1)(ii) and (1)(iii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Campbell, California, on November 13, 2006.

RAINMAKER SYSTEMS, INC.

By:	/s/ Michael Silton
Michael Silton Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ MICHAEL SILTON Michael Silton	Chief Executive Officer, President, Director (Principal Executive Officer)	November 13, 2006

/s/ STEVE VALENZUELA Steve Valenzuela	Chief Financial Officer and Secretary (Principal Financial Officer and Principal Accounting Officer)	November 13, 2006

/s/ ALOK MOHAN Alok Mohan	Chairman of the Board	November 13, 2006

/s/ ROBERT LEFF Robert Leff	Director	November 13, 2006

/s/ MITCHELL LEVY Mitchell Levy	Director	November 13, 2006

/s/ BRADFORD PEPPARD Bradford Peppard	Director	November 13, 2006

EXHIBIT INDEX

The exhibits filed as part of this registration statement are as follows:

Exhibit Number	Description

2.1(1)	Asset Purchase Agreement among ViewCentral, Inc. Dan Tomkins, as representative of certain shareholders of ViewCentral, Inc. and Rainmaker Systems, Inc. dated September 15, 2006

5.1	Opinion and Consent of Paul, Hastings, Janofsky & Walker LLP

23.1	Consent of Paul, Hastings, Janofsky & Walker LLP (included in Exhibit 5.1)

23.2	Consent of BDO Seidman LLP, Independent Registered Public Accounting Firm

23.3	Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm

(1)	Incorporated by reference to exhibit 99.1 to the Report on Form 8-K Filed by Rainmaker on September 19, 2006.